UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2015 (October 28, 2015)

AXION INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

4005 All American Way, Zanesville, Ohio (Address of principal executive offices)	43701 (Zip Code)

Registrant’s telephone number, including area code: (740) 452-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01         Entry into a Material Definitive Agreement.

Effective October 28, 2015 (the “Effective Date”), Axion International Holdings, Inc. (“Holdings”) entered into an Agreement (the “Agreement”), by and among Samuel G. Rose, Melvin Lenkin, Edward Lenkin, Julie Walters, RPM Greenbaum and the 401(k) Plan dated December 1, 1992, Judy Lenkin Lerner, Judy Lenkin Lerner Revocable Trust, ML Dynasty Trust, MLTM Lending, LLC , TM Investments LP, Thomas O. Bowersox, Southern Management Corporation (all of the foregoing parties collectively and individually referred to as the “Rose Lenkin SM Parties”), Holdings, Axion International, Inc. (“International”) and Axion Recycled Plastics Incorporated (collectively with Holdings and International, “Axion”), with the objective of eliminating Axion’s debt obligations held by the Rose Lenkin SM Parties and reducing the equity interests in Holdings held by the Rose Lenkin SM Parties in order to facilitate Axion’s ability to restructure its consolidated balance sheet and raise additional capital.

Under the terms of the Agreement, each of the Rose Lenkin SM Parties has sold to Axion all of its debt obligations in the aggregate of $19.7 million issued by Axion to such party (‘Cancelled Debt”), for an aggregate total sales price of Two Dollars ($2.00). Excepting (i) for these sales of Cancelled Debt, (ii) for the shares of common stock in Holdings which such party obtained in exchange for the warrants granted to them (collectively, “Rose Lenkin SM Parties Warrant Stock”) as set forth below, and (iii) for the preferred shares of Holdings stock (“Preferred Shares”) as set forth below, each of the Rose Lenkin SM Parties agrees that the remainder of the Axion shares, interests and rights he, she or it holds are surrendered to Axion for cancellation, including the cancellation of all other indebtedness owing from Axion to such parties, including any unpaid interest, and the termination of all rights they possess under any ancillary agreements pertaining to such indebtedness or shares, as well as the full release of all claims which they may possess against Axion and its respective officers, directors, employees, and representatives.

The Rose Lenkin SM Parties will retain the shares of Rose Lenkin SM Parties Warrant Stock, being specifically the following shares: 10,864,529 owned by Samuel G. Rose, 10,204,109 shares owned by MLTM, 294,153 shares owned by Edward Lenkin, 364,944 shares owned by Judy Lenkin Lerner, and 717,090 owned by Southern Management. The Rose Lenkin SM Parties agree to return 9.0 million shares of Holdings common stock.

The Rose Lenkin SM Parties have also agreed to sell, assign and transfer an aggregate of 275,000 of Preferred Shares of Holdings stock to a designee of Axion for an aggregate total sales price of Two Dollars ($2.00).

Under the Agreement, Holdings agrees to maintain in full force and effect directors and officers liability insurance policies covering former officers and directors, which policies shall provide coverage for such parties that is at least as extensive as the coverage under the policies that are in force as of the date of this Agreement. In the event Holdings is unable to maintain or renew all such policies upon the same or better terms and conditions with respect to former officers and directors, then Holdings agrees to provide written notice to the Rose Lenkin SM Parties at least 60 days prior to the expiration, cancellation or other termination of such policies.

Pursuant to a bank term loan to Axion which was guaranteed by Melvin Lenkin and Samuel G. Rose and another individual, Melvin Lenkin and Samuel G. Rose agree to remain as guarantors of such loan and agree to cooperate with Axion in regards to possible modifications to such loan. Melvin Lenkin’s and Samuel G. Rose’s obligations for cooperation are contingent upon the remaining individual similarly agreeing to remain as a guarantor of such loan and agreeing to cooperate.

Axion in regards to the Rose Lenkin SM Parties and the Rose Lenkin SM Parties in regards to Axion, have agreed to fully, finally and forever settle and release all claims that now exist, may exist or previously existed, whether known or unknown.

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ITEM 9.01         Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement effective October 28, 2015 and dated October 20, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 3, 2015	AXION INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Donald W. Fallon
Donald W. Fallon Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Agreement effective October 28, 2015 and dated October 14, 2015

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